Exhibit 99.1
  Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS 2007 EARNINGS OF $2.46 PER SHARE
EARNINGS PER SHARE UP 19% ON HIGHER SALES
FREE CASH FLOW OF $200 MILLION

PRINCETON, NJ, FEBRUARY 5, 2008 –Church & Dwight Co., Inc. (NYSE:CHD) today announced that full-year 2007 sales increased 14% to $2,220.9 million from $1,945.7 million in 2006.  Organic sales growth for 2007 was approximately 5%, adjusting for revenue related to acquisitions and foreign exchange.  Earnings per share were up 19% to $2.46 compared to $2.07 in the prior year.  Cash flow from operations increased 34% to $249 million compared to $186 million in 2006, and free cash flow (cash from operations less capital expenditures) was up 44% to $200 million versus $139 million in the prior year.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We accomplished several important objectives in 2007.  We delivered solid organic revenue growth, successfully completed the integration of the business we acquired from Orange Glo International (“OGI”), and continued to generate significant free cash flow. In 2008, we expect to continue to deliver improvement in shareholder value with another strong year marked by organic revenue growth, gross margin expansion, and strong free cash flow.”

Fourth Quarter Review

Net income was $31.7 million in the fourth quarter or $0.46 per share, an increase of $0.10 per share from the prior period’s net income of $23.9 million or $0.36 per share.  This year’s fourth quarter results include a $3.5 million charge relating to the reorganization of the Company’s Canadian business and trademark impairment charges of $4.2 million related to certain international brands.  Last year’s results included $12.9 million of charges related to trademark impairments and a loss on the sale of a small U.S. plant.

Net sales for the fourth quarter increased 10% to $579.7 million.  Organic sales, which exclude the impact of foreign exchange, increased by approximately 9% for the quarter.

Consumer Domestic sales in the fourth quarter were $407.8 million, a 6% increase over the prior period sales of $383.3 million. Sales of Arm & Hammer Super Scoop® cat litter, Trojan® condoms, SpinBrush® battery-powered toothbrushes, First Response® pregnancy test kits, Arm & Hammer® toothpaste, and Nair® depilatories were all higher than last year’s fourth quarter. These increases were offset partially by lower sales of Mentadent and Pepsodent toothpaste.  Consumer International fourth quarter sales of $99.5 million increased 13% over the prior period sales, of which 10% was primarily due to foreign currency changes.  Specialty Products fourth quarter sales increased 31% to $ 72.3 million due to higher volumes and pricing in the animal nutrition and specialty chemical businesses.

Gross margin was 38.3% in the fourth quarter compared to 38.8% in the prior period due to business mix.     The Consumer Domestic business, which represents 70% of CHD’s total net revenues, increased gross margin by 70 basis points in the quarter as a result of OGI manufacturing synergies and cost-reduction programs which offset higher raw material costs.  Consumer International gross margin, excluding the Canadian reorganization costs, was comparable to the prior period. The Specialty Products division, which represents 12% of total net sales, had a significant decrease in gross margin due to higher raw material costs which were partially offset by a raw material indexed surcharge implemented during the third quarter of this year.

Marketing expense was $75.1 million in the fourth quarter, an $8.6 million increase over the prior period.  Marketing expense as a percentage of net sales increased to 13.0% in the quarter compared to 12.6% in the prior period.  The Company launched Arm & Hammer with Oxi Clean Liquid Laundry Detergent in the fourth quarter with significant marketing support which will continue in early 2008.

Selling, general, and administrative expense was $89.1 million in the fourth quarter, a $4.6 million decrease over the prior period. The fourth quarter 2007 results include $6.7 million of trademark impairment and reorganization costs. The prior period results include $11.6 million of trademark impairment charges.

Operating income increased by approximately 30% to $57.7 million in the fourth quarter compared to $44.2 million in the prior period.

Other expense was $11.0 million in the fourth quarter compared to $14.2 million in the prior period due to reduced interest expense and higher interest income.

The effective tax rate in the fourth quarter was 35.5% compared to last year’s 25.1%.  The prior period effective tax rate was significantly lower than 2007 because it included the full-year benefit of the research and development tax credit which was reinstated by Congress in December 2006.

New Product Activity

On the new product front, Mr. Craigie commented, “We expect 2008 to be another solid year of organic growth for Church & Dwight driven by an impressive pipeline of new and improved products.”

In family planning, there will be new additions to the Trojan product line, including the launch of Thintensity and Magnum Thin, capitalizing on the growing “thin” segment of the condom category.  In addition, in the first quarter of 2008, First Response is launching a digital pregnancy test kit and a daily ovulation test kit.

In oral and skin care, the Company will be expanding its Nair depilatory product line with Nair Shower Power, a convenient way to remove hair in the shower, and Nair Soothing Wax strips.  The Company will also be introducing three new SpinBrush products in the battery-powered toothbrush category, and launching two new oral care products under the Arm & Hammer name:  Age Defying toothpaste, to protect and rebuild enamel; and Whitening Booster, an additive used with any toothpaste for convenient whitening.

In Household products, the Company recently launched Arm & Hammer Laundry Detergent with Oxi Clean stain fighters in both powdered and liquid form.  This product combines the deodorization and cleaning power of Arm & Hammer Laundry Detergent with the powerful stain fighting benefits of Oxi Clean.  The Company is also introducing Arm & Hammer Essentials Free liquid laundry detergent made from plant-based soaps.  Finally, the Company will be expanding distribution of its newest cat litter, Arm & Hammer Odor Alert.  Arm & Hammer Odor Alert is the only cat litter that turns the clumps blue, making it easier for consumers to find and remove the source of the odor.

During the quarter, Church & Dwight completed the first wave of shipments of concentrated liquid laundry detergent and the Company is encouraged by the response of consumers.  The speed of conversion and initial sales reports for the Company’s brands are positive.  The second wave began on January 21 in the midwest and northwest, and the final wave will commence in early April in the northeastern U.S.

Outlook for 2008

With regard to 2008, Mr. Craigie said, “We concluded 2007 with strong momentum and expect another strong year in 2008.  Despite  continuing commodity cost pressures and a slowing economy, we are comfortable at this point with an earnings per share goal of $2.77, which is an increase of approximately 13% over 2007 results. This earnings growth will be driven by solid organic revenue growth and gross margin expansion.  In particular, the benefits that we expect from liquid laundry detergent concentration, OGI business manufacturing integration synergies, February 2008 price increases on Trojan condoms, Arm & Hammer baking soda and Arm & Hammer cat litter, and our cost-reduction programs should enable us to increase our gross margin by 100 basis points and further increase our marketing spending to build our brand equity.”

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As previously reported, at its January 30th Board meeting, the Company declared a quarterly dividend of $0.08 cents per share.  The dividend will be payable March 3, 2008 to stockholders of record at the close of business on February 11, 2008.  This is the Company's 428th consecutive regulary quarterly dividend.

Church & Dwight will host a conference call to discuss the fourth quarter and full year 2007 results on February 5 at 12:30 p.m. (ET).  To participate, dial in at 888-680-0869, access code:  36528604.  A replay will be available two hours after the call at 888-286-8010, access code:  95136110, as well as on the Company’s website.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, cash flow, margin improvement, marketing spending, price increases on certain products, new product introductions, the timing of new product launches, consumer demand for the Company’s products, cost of raw materials, cost-reduction programs, the effect of the Orange Glo International, Inc. (“OGI”) acquisition, and earnings per share.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”
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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2007	Dec. 31,2006	Dec. 31, 2007	Dec. 31,2006
Net Sales	$579,695	$526,108	$2,220,940	$1,945,661
Cost of sales	357,773	321,716	1,353,042	1,184,524
Gross profit	221,922	204,392	867,898	761,137
Marketing expenses	75,089	66,487	256,743	216,661
Selling, general and administrative expenses	89,107	93,668	306,121	292,374
Income from Operations	57,726	44,237	305,034	252,102
Equity in earnings of affiliates	2,419	1,858	8,236	7,135
Other income (expense), net	(10,991)	(14,172)	(48,339)	(46,143)
Income before minority interest and taxes	49,154	31,923	264,931	213,094
Income taxes	17,450	8,016	95,900	74,171
Minority Interest	27	(3)	(6)	(4)
Net Income	$31,677	$23,910	$169,025	$138,927
Net Income per share - Basic	$0.48	$0.37	$2.57	$2.14
Net Income per share - Diluted	$0.46	$0.36	$2.46	$2.07
Dividend per share	$0.08	$0.07	$0.30	$0.26
Weighted average shares outstanding - Basic	66,074	65,278	65,840	64,856
Weighted average shares outstanding - Diluted	70,579	69,519	70,312	68,946

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(Dollars in thousands)	Dec. 31, 2007	Dec. 31, 2006
Assets
Current Assets
Cash, equivalents and securities	$249,809	$110,476
Accounts receivable	247,898	231,403
Inventories	213,651	194,900
Other current assets	23,995	19,291
Total Current Assets	735,353	556,070
Property, Plant and Equipment (Net)	350,853	340,484
Equity Investment in Affiliates	10,324	10,394
Tradenames and Other Intangibles	665,168	679,287
Goodwill	688,842	686,301
Other Long-Term Assets	81,950	61,618
Total Assets	$2,532,490	$2,334,154
Liabilities and Stockholders' Equity
Short-Term Debt	$148,706	$140,411
Other Current Liabilities	309,082	303,993
Total Current Liabilities	457,788	444,404
Long-Term Debt	707,311	792,925
Other Long-Term Liabilities	287,125	232,988
Stockholders' Equity	1,080,266	863,837
Total Liabilities and Stockholders' Equity	$2,532,490	$2,334,154

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow

	Twelve Months Ended
(Dollars in thousands)	Dec. 31, 2007	Dec. 31, 2006
Net Income	$169,025	$138,927

Depreciation and Amortization	56,671	51,727
Deferred Income Taxes	19,703	9,025
Net Gain on Asset (Sale)/Disposal	(3,325)	--
Asset Impairment Charges and Other Asset Write-Offs	7,463	16,785
Non Cash Compensation	11,416	10,617
Other	(3,816)	(2,531)

Changes in Assets and Liabilities:
Accounts Receivable	(6,902)	(14,265)
Inventories	(13,758)	(13,061)
Prepaid Expenses	1,061	3,020
Accounts Payable and Accrued Expenses	5,247	(4,195)
Income Taxes Payable	9,043	1,151
Excess tax Benefits on Stock Options Exercised	(7,681)	(7,601)
Other liabilities	4,530	(3,155)
Net cash provided by operations	248,677	186,444

Capital expenditures	(48,876)	(47,598)
Acquisitions	--	(337,471)
Proceeds from sale of assets	7,213	--
Other	(859)	(447)
Net cash (used in) investing activities	(42,522)	(385,516)

Debt (payments) net of borrowings	(77,378)	176,742
Payment of cash dividends	(19,746)	(16,868)
Stock option related	23,750	19,796
Other	(245)	(2,017)
Net cash (used in) provided by financing activities	(73,619)	177,653

F/x impact on cash	6,797	5,217

Net change in cash and investments	$139,333	$(16,202)

Supplemental Cash Flow Information
Free cash flow:
Net cash provided by operations	$248,677	$186,444
Less: Capital expenditures	(48,876)	(47,598)

Free cash flow	$199,801	$138,846

SUPPLEMENTAL INFORMATION

YTD 2007 and 2006 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2007	12/31/2006	Change
Household Products	$252.2	$240.2	5%
Personal Care Products	155.6	143.1	9%
Consumer Domestic	$407.8	$383.3	6%
Consumer International	99.5	87.8	13%
Total Consumer Net Sales	$507.4	$471.1	8%
Specialty Products Division	72.3	55.0	31%
Total Net Sales	$579.7	$526.1	10%

	Twelve Months Ended		Percent
	12/31/2007	12/31/2006	Change
Household Products	$1,001.4	$833.0	20%
Personal Care Products	572.8	555.5	3%
Consumer Domestic	$1,574.1	$1,388.5	13%
Consumer International	388.3	336.9	15%
Total Consumer Net Sales	$1,962.4	$1,725.4	14%
Specialty Products Division	258.5	220.3	17%
Total Net Sales	$2,220.9	$1,945.7	14%

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to reflect the impact of acquired businesses and the effect of foreign exchange changes.   Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended	Twelve Months Ended
	12/31/2007	12/31/2007
Reported Growth	10%	14%

Less:
Acquisitions	-	8%
FX / Other	1%	1%
	9%	5%

Free Cash Flow

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Please refer to the Supplemental Cash Flow Information for details.